Exhibit 21.1

December 31, 2004

Sunoco Logistics Partners L.P.

Subsidiaries of the Registrant

(50.1% or greater ownership)

Legal Entity Name	Inc./Org./Reg.
Sunoco Partners LLC	Pennsylvania
Sunoco Logistics Partners L.P.	Delaware
Sunoco Logistics Partners GP LLC	Delaware
Sunoco Logistics Partners Operations L.P.	Delaware
Sunoco Logistics Partners Operations GP LLC	Delaware
Sunoco Partners Marketing & Terminals L.P.	Texas
Sunoco Pipeline L.P.	Texas
PUT, LLC	Delaware
Sunoco West Texas Gulf Pipe Line LLC	Delaware
Sunoco Partners Lease Acquisition & Marketing LLC	Delaware